Exhibit 21


                          SUBSIDIARIES OF CANDIE'S INC.


Bright Star Footwear, Inc.                               wholly owned
  a New Jersey corporation

Intercontinental Trading Group                           majority owned
  a New York corporation

Ponca, Ltd.                                              wholly owned
  a Hong Kong corporation

Yulong Co., Ltd.                                         wholly owned
  a British Virgin Islands corporation

Candie's Galleria, Inc.                                  wholly owned
  a New York corporation

Michael Caruso & Co., Inc.                               wholly owned
  a California corporation

Unzipped Apparel, LLC                                    50% owned
  a Delaware limited liability corporation

Licensing Acquisition Corp.                              100% owned
  a Delaware limited liability corporation
                                                         100% owned
Showroom Holding Co., Inc.
  a New York corporation